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                                                                     Exhibit 2.1
                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this "Plan") is made as of this 18th day of May, 2004, by and among EMC PACKAGING, INC., a Delaware corporation ("EMC"), NEW JERSEY ACQUISITION, INC., a Delaware corporation ("New Jersey"), and NEW JERSEY MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of New Jersey ("Merger Sub" and, together with New Jersey, the "Constituent Corporations").

                              W I T N E S S E T H:

      WHEREAS, EMC and Merger Sub desire to merge on the terms and subject to the conditions set forth in this Plan;

      WHEREAS, the respective Boards of Directors of EMC and each of the Constituent Corporations deem it advisable and in the best interests of said corporations and their respective stockholders that Merger Sub be merged with and into EMC, as the surviving corporation (the "Merger"), as authorized by the statutes of the State of Delaware, under and pursuant to the terms and conditions hereinafter set forth, and each such Board has duly approved this Plan;

      WHEREAS, EMC is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on May 31, 2002 and having an authorized capital stock of 10,000,000 shares of voting common stock, par value $.001 per share, of which 234 shares are issued and outstanding as of the date hereof; and

      WHEREAS, Merger Sub is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on March 2, 2004 and having an authorized capital stock of 1,500 shares of voting common stock, par value $.01 per share (the "Voting Common Stock of Merger Sub"), of which, as of the date hereof, 100 shares are issued and outstanding; and

      WHEREAS, EMC and each of the Constituent Corporations contemplates that no gain or loss shall be recognized by any of the holders of the capital stock of EMC or either of the Constituent Corporations by virtue of the application of Sections 354(a)(1) and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), to the transactions contemplated in this Plan.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EMC and each of the Constituent Corporations hereby agrees that Merger Sub will be merged with and into EMC in accordance with the provisions of the laws of the State of Delaware, subject to the conditions hereinafter set forth, as follows:

      1. The name and state of domicile of each domestic or foreign company that is a party to the Merger is:



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         NAME                                        DOMICILE

         EMC Packaging, Inc.                         Delaware

         New Jersey Merger Sub, Inc.                 Delaware

      2. EMC (hereinafter sometimes referred to as the "Surviving Corporation") will survive the Merger.

      3. No new domestic or foreign limited liability company or other entity will be created by the terms of this Plan.

      4. The terms and conditions of the Merger are (in addition to those set forth elsewhere in this Plan) as follows:

            (a) At the Effective Time (as defined hereinafter) of the Merger:

                  (i) Merger Sub shall be merged with EMC and will constitute a single corporation, which shall be EMC, the Surviving Corporation.

                  (ii) The separate existence of Merger Sub shall cease.

                  (iii) The Surviving Corporation shall hereupon and thereafter possess all the rights, privileges, powers and franchises of a private nature, and be subject to all the liabilities and duties of Merger Sub; and all and singular, the rights, privileges, powers and franchises of Merger Sub, and all property, real, personal and mixed, and all debts due to Merger Sub on whatever account, as well for stock subscriptions as all other things in action or belonging to Merger Sub, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Merger Sub; but all rights of creditors and all liens upon any property of Merger Sub shall be preserved unimpaired, and all debts, liabilities and duties of Merger Sub shall attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

                  (iv) All corporate acts, plans, policies, contracts, approvals and authorizations of Merger Sub, its stockholders, Board of Directors, committees elected or appointed by the Board of Directors, officers and agents, which were valid and effective immediately prior to the Effective Time of the Merger shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Merger Sub. The employees of Merger Sub shall become


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                  the employees of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees of Merger Sub.

                  (v) The assets, liabilities, reserves and accounts of Merger Sub shall be recorded on the books of the Surviving Corporation at the amounts at which they, respectively, shall then be carried on the books of the Surviving Corporation subject to such adjustments or eliminations of intercompany items as may be appropriate in giving effect to the Merger.

            (b) At the Effective Time of the Merger, the Board of Directors, and the members thereof, and the officers of the Surviving Corporation shall be as follows, serving in such capacities until their respective successors shall have been duly elected and qualified:

       Directors                                Officers
       John Mazzuto                             John Mazzuto - Chairman and
       Robert Casper                            Chief Executive Officer
       Patrick Moran                            George Cannan - President
       Michael Collyer

      5. The total authorized capital stock of the Surviving Corporation shall be as set forth in the Certificate of Incorporation of Merger Sub as filed on March 2, 2004, that is 1,500 shares of voting common stock, par value $.01 per share (the "Voting Common Stock of the Surviving Corporation").

      6. By virtue of the Merger and without any further action on the part of any holder of any capital stock of EMC, New Jersey or Merger Sub:

            (a) Each share of the Voting Common Stock of Merger Sub outstanding at the Effective Time of the Merger shall be converted into one fully paid and nonassessable share of the Voting Common Stock of the Surviving Corporation without any action on the part of the holder thereof. After the Effective Time of the Merger, each holder of an outstanding certificate which prior thereto represented shares of the Voting Common Stock of Merger Sub shall be entitled, upon surrender thereof to the Surviving Corporation or to any transfer agent therefor, to receive in exchange therefor a certificate or certificates representing the number of whole shares of the Voting Common Stock of the Surviving Corporation into which the shares of the Voting Common Stock of Merger Sub so surrendered shall have been converted as aforesaid. Until surrendered, each such outstanding certificate which, prior to the Effective Time of the Merger, represented shares of the Voting Common Stock of Merger Sub shall for all purposes evidence the ownership of the shares of the Voting Common Stock of the Surviving Corporation into which such shares shall have been so converted.

            (b) All shares of the Voting Common Stock of the Surviving Corporation into which outstanding shares of the Voting Common Stock of Merger Sub shall have been converted pursuant to this Paragraph 6 shall be issued in full satisfaction of all rights pertaining to such converted shares.



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            (c) Each share of Voting Common Stock of Merger Sub held in the treasury of Merger Sub immediately prior to the Effective Time of the Merger will, by virtue of the Merger, cease to be issued and shall be canceled and retired without payment of any consideration therefore.

            (d) No fraction of a share of the Voting Common Stock of the Surviving Corporation shall be issued, but in lieu thereof each holder of shares of the Voting Common Stock of Merger Sub who would otherwise be entitled to a fraction of a share shall receive cash from the Surviving Corporation in the amount equal to such fractional share.

      7. From and after the Effective Time, the stock transfer books of Merger Sub (but not of the Surviving Corporation) shall be closed and no transfer of the Voting Common Stock of Merger Sub shall thereafter be made. If, after the Effective Time, certificates formerly representing the Voting Common Stock of Merger Sub are presented to the Surviving Corporation, they will be canceled and exchanged for certificates representing shares of the Voting Common Stock of the Surviving Corporation.

      8. The Certificate of Incorporation and the Bylaws of Merger Sub as existing and constituted immediately prior to the Effective Time of the Merger shall, upon the Merger becoming effective, be and constitute the Certificate of Incorporation and the Bylaws of the Surviving Corporation until amended in the manner provided by law.

      9. This Plan shall be submitted to the stockholders of EMC and the sole stockholders of each of the Constituent Corporations, respectively, as provided by Sections 251 and 252 of the Delaware General Corporation Law. After the approval or adoption thereof by the stockholders of EMC and the sole stockholders of each of the Constituent Corporations in accordance with the requirements of the laws of the State of Delaware, all required documents shall be executed, filed and recorded and all required acts shall be done in order to accomplish the Merger under the provisions of the applicable statutes of the State of Delaware.

      10. Each of EMC and the Constituent Corporations shall bear and pay all costs and expenses incurred by it or on its behalf (including, without limitation, fees and expenses of financial consultants, accountants and counsel) in connection with the consummation of the Merger and the related transactions; provided, however, that EMC will bear the expenses of EMC and both of the Constituent Corporations with respect to any filings that may be required to be made with the Securities and Exchange Commission related to the transactions contemplated herein. Additionally, notwithstanding the foregoing, EMC will bear the expenses related to the preparation of any financial statements that may be required to be filed with the Securities and Exchange Commission, which financial statements will meet the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      11. The Merger is intended to qualify as a tax-free reorganization under
Section 368(a)(1)(A) of the Code.

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      12. At any time prior to the Effective Time, this Plan may be terminated and abandoned by the unilateral action of the appropriate officers, as authorized by the respective Boards of Directors of EMC and each of the Constituent Corporations.

      13. At any time, whether before or after submission to or adoption by the respective stockholders of EMC and each of the Constituent Corporations, this Plan may be amended or supplemented by additional agreements, articles or certificates, as may be determined in the judgment of the Boards of Directors of EMC and each of the Constituent Corporations to be necessary, desirable or expedient to clarify the intentions of the parties hereto or to effect or facilitate the filing, recording or official approval of this Plan and the consummation hereof and the Merger provided for herein, in accordance with the purpose and intent of this Plan.

      14. The Merger shall become effective (such date being herein referred to as the "Effective Time") when all the following actions shall have been taken:

            (a) this Plan shall have been adopted and approved in accordance with the Delaware General Corporation Law; and

            (b) a Certificate of Merger setting forth the information required by, and executed in accordance with, the Delaware General Corporation Law shall have been filed in the office of the Secretary of State of the State of Delaware.

      15. This Plan may be executed in counterparts; each such counterpart shall be deemed to be an original instrument, all of which together shall constitute one agreement.

      16. This Plan and the transactions contemplated hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

      17. This Plan cannot be modified or amended except pursuant to an instrument in writing signed on behalf of the parties hereto.

      18. At any time, or from time to time, after the Effective Time, the last acting officers and directors of Merger Sub shall, as and when requested by the Surviving Corporation or its successors or assigns, execute and deliver all such deeds, assignments and other instruments and take or cause to be taken all such further action as the Surviving Corporation or its successors and assigns may deem necessary or desirable in order to vest, perfect or confirm in the Surviving Corporation title to and possession of all properties, rights, privileges, powers, franchises, immunities and interests of Merger Sub, and otherwise to carry out the purpose of this Plan.

                            {Signature Page Follows}


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            IN WITNESS WHEREOF, EMC has caused this Plan to be executed by its
Chairman and Chief Executive Officer pursuant to authorization contained in a resolution adopted by its Board of Directors approving this Plan, Merger Sub has caused this Plan to be executed by its President pursuant to authorization contained in a resolution adopted by its Sole Director in approving this Plan, and New Jersey has caused this Plan to be executed by its President pursuant to authorization contained in a resolution adopted by its Sole Director in approving this Plan, all on the date first above written.

EMC PACKAGING, INC.

         By:    /s/  John Mazzuto
                --------------------------
                John Mazzuto, Chairman and
                Chief Executive Officer

NEW JERSEY MERGER SUB, INC.

         By:    /s/ Douglas G. Furth
                --------------------------
                Douglas G. Furth, President

NEW JERSEY ACQUISITION, INC.

         By:    /s/ Douglas G. Furth
                --------------------------
                Douglas G. Furth, President


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